                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                       FORM 15
  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
            SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 33-55400

                                ACT III THEATRES, INC.
                (Exact name of registrant as specified in its charter)

              919 S.W. TAYLOR STREET, SUITE 900, PORTLAND, OREGON 97205
                                    (503) 221-0213
                 (Address, including zip code, and telephone number,
          including area code of registrant's principal executive offices)

                      11 7/8% SENIOR SUBORDINATED NOTES DUE 2003
              (Title of each class of securities covered by this Form)

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    ( )         Rule 12h-3(b)(1)(i)    (X)
    Rule 12g-4(a)(1)(ii)   ( )         Rule 12h-3(b)(1)(ii)   ( )
    Rule 12g-4(a)(2)(i)    ( )         Rule 12h-3(b)(2)(i)    ( )
    Rule 12g-4(a)(2)(ii)   ( )         Rule 12h-3(b)(2)(ii)   ( )
                                       Rule 15d-6             (X)

    Approximate number of holders of record as of the certification or notice date: 8

    Pursuant to the requirements of the Securities Exchange Act of 1934 Evergreen International Aviation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 17, 1997               By:

                                       /s/ Wade L. Canning
                                       ---------------------------------------
                                       Wade L. Canning
                                       Chief Financial Officer